Entergy Corporation
639 Loyola Avenue
New Orleans, LA  70113

 NEWS
RELEASE

Exhibit 99

Date:	October 1, 2004

For Release:	Immediate

Contact:	Dave Caplan (Media) (409) 981-2890 dcaplan@entergy.com	Nancy Morovich (Investor Relations) (504) 576-5506 nmorovi@entergy.com

Entergy Gulf States Texas to File Petition
in Response to PUCT Decision to Dismiss Rate Case

New Orleans, La. - Entergy Corporation (NYSE: ETR) announced today that the Public Utility Commission of Texas (PUCT) yesterday dismissed the general rate case filed by Entergy Gulf States, Inc. in August of this year. Entergy plans to file a petition requesting that the PUCT review and revise its finding that the company remains in a rate freeze and is thus unable to file a general rate case. In addition, the company will file a Motion for Rehearing of the PUCT's decision as soon as the written order is made available.

"We are surprised and disappointed by this ruling," said Joe Domino, Entergy Texas president and chief executive officer. "We are assessing our options and will vigorously pursue all paths available to obtain recovery of the significant investment we have made to ensure our ability to maintain high quality service and reliability."

While a written order has not yet been issued, the PUCT commissioners' decision was based upon a 2001 agreement that stipulated that a rate freeze would remain in effect until Entergy Gulf States transitioned to retail open access in the 2002 timeframe. In June 2004, the PUCT denied Entergy's application to certify the Entergy Transmission Organization as the independent organization that would manage the Entergy transmission system in Texas subject to comprehensive oversight by a third party. Subsequent to that decision, Entergy Gulf States filed for a $68 million rate increase in August, noting that the increase was a critical step to ensure the company's ability to maintain and improve service reliability. The company's last base rate increase was in 1991.

Entergy affirmed previously issued 2005 as-reported and operational earnings per share guidance of $4.60 to $4.85 per share, noting that the Texas case was not expected to materially contribute to that range. The full year impact of the amount requested in the Texas rate case was estimated to be approximately $0.12 per share. Entergy had anticipated that a portion of this amount would contribute to 2005 earnings assuming a mid-year ruling. After Entergy pursues all avenues of relief with respect to the PUCT's dismissal decision, the company will assess the impact on its 2006 earnings growth aspiration of 8 to 10 percent.

Entergy Corporation is an integrated energy company engaged primarily in electric power production, retail distribution operations, energy marketing and trading, and gas transportation. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.6 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Entergy has annual revenues of over $9 billion and approximately 14,000 employees.

Additional investor information can be accessed online at

www.entergy.com/earnings

In this release and from time to time, Entergy makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Entergy believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements. Some of those factors include, but are not limited to: resolution of pending and future rate cases at local and federal regulatory agencies, Entergy's ability to reduce its operation and maintenance costs, particularly at its Non-Utility Nuclear generating facilities, the performance of Entergy's generating plants, and particularly the capacity factor at its nuclear generating facilities, prices for power generated by Entergy's unregulated generating facilities, and the prices and availability of power Entergy must purchase for its utility customers, Entergy's ability to develop and execute on a point of view regarding prices of electricity, natural gas, and other energy-related commodities, Entergy-Koch's profitability in trading electricity, natural gas, and other energy-related commodities, resolution of pending investigations of Entergy-Koch's past trading practices, changes in the energy trading market, changes in the financial markets, particularly those affecting the availability of capital and Entergy's ability to refinance existing debt and to fund investments and acquisitions, actions of rating agencies, including changes in the ratings of debt and preferred stock, Entergy's ability to purchase and sell assets at attractive prices and on other attractive terms, changes in utility regulation and in regulation of the nuclear industry, the success of Entergy's strategies to reduce current tax payments, and the effects of litigation and weather.